Exhibit 99.1

N E W S     R E L E A S E

THE BON-TON STORES, INC. ANNOUNCES MANAGEMENT REORGANIZATION
Initiates CEO Transition Plan

York, PA, May 8, 2017 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) announced today that Kathryn Bufano, President and Chief Executive Officer, has resigned from the Company effective August 25, 2017, upon expiration of her contract. William Tracy, the Company’s current Chief Operating Officer, will be named President and Chief Executive Officer, effective August 25, 2017.  Ms. Bufano will remain with the Company as CEO through a transition period to ensure an orderly and effective leadership transition. The Company also announced that Chad Stauffer, one of the Company’s current General Merchandise Managers, has been named EVP, Chief Merchandising Officer reporting to the Chief Executive Officer.  In this role, Mr. Stauffer will be responsible for leading the Company’s merchandising strategy.

Mr. Tracy has served as Chief Operating Officer of the Company since July 2015.  He previously held various management positions at Hudson’s Bay Company, including Executive Vice President of Supply Chain, Logistics & Omni Channel Fulfillment, and Global Sourcing, and prior to that Executive Vice President of Supply Chain, Omni Channel Fulfillment & Information Services.   Mr. Tracy previously held the position of Chief Operating Officer at both Fortunoff Brands LLC and Nine West Corporation, and has also served in various senior leadership positions at Lord & Taylor and Abraham & Straus Department Stores.

Mr. Stauffer has spent over nine years at Bon-Ton, most recently serving as Senior Vice President and General Merchandise Manager of Center Core and Children’s.  He was previously SVP and General Merchandise Manager of Men’s, Children’s and Home, and prior to that Group VP of Private Brand Strategic Planning and Product Development for Men’s and Children’s for the Company.  Mr. Stauffer previously worked at Belk Department stores as Vice President and Divisional Merchandise Manager of Home Store, and prior to that, as Vice President and Divisional Merchandise Manager of Children’s Apparel, Accessories & Toys. He has also held positions on the merchandise teams at Sports Authority, Kohl’s, J.C. Penney, and May Department Stores.

Tim Grumbacher, Chairman of the Board, commented, “I am very pleased to announce Bill’s promotion to President and CEO.  Bill is a proven leader with more than 40 years of retail experience in the areas of operations, supply chain management and logistics for national department stores.  We are confident that Bill will be a successful leader based on his in-depth knowledge of the retail industry, his operational expertise and his understanding of the Bon-Ton business.  We look forward to working with Bill as we continue to drive forward on our strategic initiatives and position the brand for long term success. In addition, Chad brings great insight and experience to his new role, with a long track record of success in merchandising.  We look forward to his contributions as he leads the team to ensure that Bon-Ton continues to have a differentiated and compelling merchandise offering that closely aligns with the shopping needs of our customers.”

Mr. Tracy stated, “I am excited about the opportunity to lead Bon-Ton and appreciate the Board’s confidence and support during this transition. We have a strong team in place that has worked diligently over the recent years to strengthen Bon-Ton’s competitive position within the industry, despite the difficult retail environment.  I am proud of the progress that we have made thus far and see opportunities to build on the strategic initiatives we have in place.  I look forward to continuing to work with the entire team to drive Bon-Ton forward as we execute our strategies to improve the business and enhance shareholder value for the long term.”

Mr. Grumbacher, commenting on the resignation of Ms. Bufano, stated, “We also want to thank Kathy for her hard work and contributions to Bon-Ton over the last three years.  Under her guidance, the Company instituted our ‘Your Store, Your Style’ rebranding initiative, which included elevating our merchandise assortment with new brand introductions, enhancing our customer rewards programs, and successfully launching our localization strategy. We wish Kathy the best in her future endeavors.”

Ms. Bufano commented, “Bon-Ton has a long and successful history as the hometown store for consumers, and I am proud of the accomplishments we made during my tenure as CEO.  I look forward to working with Bill to ensure a smooth transition, and wish Bon-Ton and the entire team the best of luck in the future.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 261 stores, which includes nine furniture galleries and four clearance centers, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves. For further information, please visit http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this Current Report on Form 8-K contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “believe,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2017 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  Certain factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Investor Relations

Jean Fontana

ICR, Inc.

646.277.1214

jean.fontana@icrinc.com